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                                                                   EXHIBIT 10.11

[FORRESTER LOGO]

                              EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

   1. FORRESTER RESEARCH B.V., having a registered office in Amsterdam, The Netherlands hereinafter referred to as "the Employer";

and

   2. ROBERT DAVIDSON, residing at Keizersgracht 369B , 1016 EJ Amsterdam, The Netherlands, hereinafter referred to as "the Employee";

WHEREAS:

- the Employee has been employed with the Employer since 5 June 2001. Solely for calculating the length of service of the Employee with the Employer this date shall be taken;

- the Employer whishes to employ the Employee as Managing Director, Europe and also as director of its affiliated company in the United Kingdom and a member of the "Executive Team" of its affiliated company in the United States;

-     the other sister companies we refer to above are the following:

      *     Forrester Research Limited, established in United Kingdom;

      *     Forrester Research Inc., established in United States;

- parties wish to enter into an employment agreement which will also constitute the basis for the Employer and the Employee and the sister companies to set out the total (employment) relationship;

- if one or more of the positions of the Employee within a sister company of Forrester Research B.V. ends, the Employer will again employ the Employee for the portion of duties that the Employee has ceased performing activities for the sister company;

- if this employment agreement is terminated then the employment relationship with the sister companies will automatically terminate;

-     the Employee accepts the employment in the aforementioned position;

- the Employer and the Employee wish to lay down in writing the agreed provisions and employee benefits;

- the underlying agreement replaces and proceeds all prior agreements and arrangements between parties.

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AGREE AS FOLLOWS:

ARTICLE 1 Commencement, duration and termination

   1. The employment shall be entered into for an indefinite period commencing on January 1, 2003.

   2. Each party can terminate this employment agreement taking into consideration the statutory notice period.

   3. The employment agreement terminates in any case, without any notice being required on the day that the Employee reaches the pensionable age mentioned in his pension scheme and/or on the last day of the month in which the employee reaches the age of 65.

ARTICLE 2. Position

   1. The Employee shall hold the position of Managing Director, Europe, and has been appointed by the General Meeting of Shareholders of Forrester Research B.V. on June 5, 2001.

   2. The Employee shall perform the duties assigned by the Employer management.

   3. The Employee will perform approximately 70% of his working time on behalf of Forrester Research B.V. in The Netherlands in the capacity of Managing Director.

   4. The Employee will perform approximately 15% of his working time on behalf of Forrester Research Limited in The United Kingdom in the capacity of Managing Director.

   5. The Employee will perform approximately 15% of his working time on behalf of Forrester Research Inc in The United States in the capacity of member of the "Executive Team".

   6. The Employee shall also perform the functions reasonably assigned to the Employee by the Employer for any companies affiliated with the Employer. Such functions shall be governed by the terms and conditions contained in this Agreement and shall not entitle the Employee to any further remuneration.

   7. Absent the Employer's prior written consent, the Employee shall not perform any other work for pay during the employment term, nor shall the Employee,

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      alone or with other persons, directly or indirectly, establish or conduct a business which is competitive with the Employer's business, whatever its form, or take any financial interest in or perform work gratuitously or for remuneration for such a business.

   8. The Employee shall not accept any monies or other remuneration from third parties in connection with the Employee's activities for the Employer and/or the companies affiliated with the Employer.

ARTICLE 3. Salary

   1. The Employee shall receive a gross salary of (euro) 157,730 annually to be paid in twelve equal monthly installments, payable in arrears on the last day of every calendar month. The Employee's 8% holiday allowance is included in this amount.

   2. With reference to Article 2 the total gross salary will be paid in accordance to the activities performed for Forrester Research B.V. and its sister companies. As a result the salary will be paid as follows:

         a) Forrester Research B.V. in The Netherlands will pay a gross amount of EUR 110,411;

         b) Forrester Research Ltd. in the United Kingdom will pay a gross amount of EUR 23,659.50;

         c) Forrester Research Inc. in the United States will pay a gross amount of EUR 23,659.50;

   3. Additional compensation. You will be eligible (provided you are employed by Forrester on a full-time, active basis) for a fiscal year 2003 target bonus of (euro)45,378 year, prorated to your start date in accordance with Forrester's standard bonus payment plan. The exact amount of your bonus earned will be measured and determined quarterly by Forrester's total company performance and your achievement of team and individual goals. As a result, you may earn more or less than the above eligibility amount depending upon Forrester's, your team's, and your individual performance.

   4. With Reference to Article 2, Forrester Research B.V. will pay 70% of the bonus, Forrester Research Limited will pay 15% of the bonus and Forrester Research Inc. will pay 15% of the bonus.

ARTICLE 4. Working hours and work place

   1. The working week shall run from Monday to Friday. The usual office hours shall run from 8:30 a.m. to 5:30 p.m.

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   2. The Employee shall perform the Employee's work at the Employer's establishment in Amsterdam. The Employer shall he entitled to relocate the work place, if the Employer's interests so require.

   3. The Employee covenants that, at the Employer's request, the Employee shall work overtime outside the normal working hours whenever a proper performance of duties so require. With respect to said overtime, no remuneration shall be paid.

ARTICLE 5. Disturbance Allowance

   1. The Employee shall receive an annual disturbance allowance of EUR 34,033.

   2. With Reference to Article 2, Forrester Research B.V. will pay 70% of the disturbance allowance, Forrester Research Limited will pay 15% of the disturbance allowance and Forrester Research Inc. will pay 15% of the disturbance allowance.

ARTICLE 6. Pension

   1. The Employer shall take out a pension insurance policy for the Employee (eligibility requires the employee be 25 years or older). The costs involved in the pension shall be divided between the Employer and Employee. The Employer's contribution has been determined at 50% of these costs. The Employee authorises the Employer to withhold his contribution from the salary in equal and consecutive installments, if possible. The Employer shall ensure payment of the total premium to the insurance company.

   2. The sister company of Forrester Research B.V. in the United Kingdom and the United States will award the Employee a sum to contribute to a pension in a way that will allow him to continue his pension on a normal basis in The Netherlands under the conditions currently valid for him.

ARTICLE 7. Holiday

   1. The Employee shall be entitled to 25 days paid holiday a year, accrued on a monthly basis. Holidays may be taken only in consultation and after written approval in advance by the Employee's direct line management.

   2. The Employee's holiday entitlement should be taken in the year in which the holidays are accrued.

ARTICLE 8. Illness and incapacity for work

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   1. If the Employee is ill or unable to perform work for any reason, the
      Employee shall be obliged to inform the Employer thereof before 9:00 a.m. on the first day of absence.

   2. In the event of the Employee's incapacity to work on account of illness or disablement the Employer shall for a maximum period of twelve months, but until no later than the date when the Employee's employment hereunder ends (if that date is the earlier), continue payment only to that extent provided for herein. For the first three (3) months of the Employee's incapacity to work on account of illness, the Employer shall pay the lesser of (a) 100% of salary set forth in Section 3.1 or (b) the minimum amount the Employer is obligated to pay for by law. For the subsequent nine (9) months of the Employee's incapacity to work on account of illness, the Employer shall pay the lesser of (a) 70% of salary set forth in Section 3.1 or (b) the minimum amount the Employer is obligated to pay for by law.

   3. On pain of forfeiture of entitlement to continued payment of salary pursuant to this Article 8, the Employee must strictly comply with the guidelines and instructions given by or on behalf of the Employer regarding sick leave (of which the Employee declares to be familiar with) and if so requested must co-operate in any medical examination with regard thereto. Forfeiture of the right on continued payment as provided above shall not prejudice the application of other sanctions in this respect.

   4. For the purpose of this Employment Agreement, periods of incapacity to work following each other at intervals of less than four weeks shall be regarded as one consecutive period of incapacity to work.

ARTICLE 9. Health insurance

      The Employer shall compensate 50% of the Employee's premium payable for a health insurance approved by the Employer.

ARTICLE 11. Confidentiality

   1. Neither during the employment term nor upon termination of the employment -- irrespective of the manner in which and the reasons for which employment may be terminated -- shall the Employee inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by the Employer or its affiliated companies, which the Employee could reasonably have known were not intended for third parties, regardless of the manner in which the Employee learned of the particulars.

   2. In the event that the Employee is suspended and upon termination of his employment hereunder -- irrespective of the manner in which and the reasons
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            for which the employment may be terminated -- the Employee shall at the Employer's first request to that effect surrender to the Employer all property of the Employer in the Employee's possession as well as all documents which in any way whatever relate to the Employer and/or the companies affiliated with the Employer and/or its customers and other business relations, all this in the broadest sense, as well as all copies of such documents (whether or not recorded on data carriers) and property.

      3. Any violation of the obligation to maintain confidentiality as set forth in paragraph 1 shall carry a penalty of Euros 4,500 immediately payable by the Employee to the Employer and without prejudice to any other claims which the Employer may have, including the right to full damages.

ARTICLE 12. Anti-competition clause

      1. For a period of twelve (12) months after termination of employment hereunder -irrespective of the manner in which and the reasons for which employment has been terminated - the Employee shall not without prior written approval of the Employer be permitted to do any of the following in the territory of the European Union:

            a) to work for or be involved with, in any manner, whether directly or indirectly and whether paid or unpaid, any person, organization, company or enterprise pursuing activities in competition with or similar or related to the activities of the Employer and/or the companies affiliated with the Employer, or to have or take any interest in such organization, company or enterprise;

            b) to maintain in any manner whatsoever, whether directly or indirectly, business contacts with any person, organization, company or enterprise with whom during the last two years preceding the termination of the Employee's employment the Employer has had any business contact;

            c) to induce present employees of the Employer and/or companies affiliated with the Employer or persons who in the period of two years preceding the termination of the Employee's employment have been or were employed by the Employer and/or the companies affiliated with the Employer to terminate their employment and/or to hire such present or former employees.

      2. For each violation of any of the prohibitions as set forth above, the Employee shall either forfeit to the Employer a penalty of Euros 4,500 as well as Euros 450 for each day that the Employee continues to be in violation, or the Employer shall exercise its right to claim full damages.

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      3.    Article 7:650 sections 3 and 5 of the Dutch civil code do not apply to the penalties as set forth in article 11 and 12 of this Agreement.

ARTICLE 13. Restitution

            Upon termination of the employment relation, the Employee shall be obliged to immediately return to the Employer any materials, documents, information copied in whatever form, articles, keys and any other things belonging to the Employer.

ARTICLE 14. Intellectual and industrial property rights

      1. The Employee agrees that the employment relation between the parties vests, by operation of law, certain intellectual property rights in and to work that the Employee creates during the normal course of employment ("Work"). The Employee further covenants that he shall transfer to the Employer, insofar as possible, any other intellectual property rights in and to the Work, both in the Netherlands and abroad.

      2. The Employee acknowledges that his salary includes reasonable compensation for the loss of intellectual and industrial property rights.

ARTICLE 15. Conversion Clause

            The remainder of this agreement the validity of the remainder of this employment agreement will not be effected if any article of this employment agreement or part thereof is declared null and void or is otherwise enforceable.

ARTICLE 16. Governing law

            This agreement shall be governed by the laws of the Netherlands.

ARTICLE 17. Miscellaneous

            No amendment to this employment contract shall be effective unless it is made in writing and signed by or on behalf of the parties.

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Drawn up in duplication originals and signed in Amsterdam on 18th April 2003.

FORRESTER RESEARCH B.V.                        CANDIDATE NAME

/s/ George F. Colony                           /s/ Robert Davidson
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George F. Colony                               Robert Davidson
Chairman, Chief Executive Officer